FUELCELL ENERGY, INC.

and

ENBRIDGE INC.

GUARANTEE

May 27, 2004

STIKEMAN ELLIOTT LLP

ARTICLE 2 GENERAL

Section 2.1	Headings, etc.	3

Section 2.2	Successors and Assigns.	3

Section 2.3	Severability.	4

Section 2.4	Governing Law.	4

Section 2.5	Currency.	4

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GUARANTEE

THIS GUARANTEE (the “Guarantee”) made the 27th day of May 2004 made by FUELCELL ENERGY, INC., a corporation existing under the laws of Delaware, (“FuelCell” or the “Guarantor”) to and in favour of Enbridge Inc. (“Enbridge”)

WHEREAS on the date hereof Enbridge is the owner of 1,000,000 Cumulative Redeemable Convertible Preferred Shares, Series 2 in Global Thermoelectric Inc. (the “Global Preferred Shares”);

AND WHEREAS Enbridge desires to sell and 1065918 Alberta Inc. desires to purchase, for cancellation, the Global Preferred Shares in exchange for 1,000,000 Class A Cumulative Redeemable Exchangeable Preferred Shares in FuelCell Energy, Ltd. (the “FCE Preferred Shares”) having the rights, privileges, restrictions and conditions attached as Schedule A hereto;

AND WHEREAS the Parties have agreed that FuelCell shall guarantee the obligations of FuelCell Energy, Ltd. (“FCE”) as more particularly described in this Guarantee;

In consideration of the foregoing and other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Guarantor agrees as follows:

ARTICLE 1
GUARANTEE

Section 1.1  Guarantee

(a)

For so long as Enbridge beneficially holds the FCE Preferred Shares, FuelCell hereby unconditionally guarantees all obligations of FCE pursuant to the terms of the FCE Preferred Shares and the obligations of FCE pursuant to the terms of the joint development agreement (the “Joint Development Agreement”) made between Global Thermoelectric Inc. and Enbridge as of July 31, 2000 as amended (collectively, the “Obligations”).

(b)	FuelCell acknowledges that Enbridge shall be entitled to make demand upon FuelCell at any time if FCE fails to meet the Obligations.

(c)

For so long as Enbridge beneficially holds the FCE Preferred Shares, in the event FCE is unable to pay dividends on the FCE Preferred Shares to Enbridge in each fiscal year of at least $500,000 on an after tax basis, FuelCell hereby unconditionally guarantees that FuelCell shall promptly pay to Enbridge the difference between (i) the amount Enbridge received from FCE as a dividend on the FCE Preferred Shares in the applicable FCE fiscal year and (ii) $500,000 after tax.

(d)

For so long as Enbridge beneficially holds the FCE Preferred Shares, in the event FCE is unable to distribute at least $25,000,000 plus all accrued and unpaid dividends on the FCE Preferred Shares to Enbridge in the event of a liquidation, dissolution or winding up of FCE as described in section 3.1 of the FCE Preferred Shares terms, FuelCell hereby unconditionally guarantees that FuelCell shall promptly pay to Enbridge the difference between (i) the amount received from FCE under such section 3.1 and (ii) $25,000,000 plus all accrued and unpaid dividends on the FCE Preferred Shares.

(e)	FuelCell acknowledges that this Guarantee is irrevocable.

(f)

The performance of the Obligations by FuelCell and the guarantees given by FuelCell in favour of Enbridge in this Article 1 shall, to the extent of such performance, satisfy the obligation of FCE to perform such Obligations under the terms of the FCE Preferred Shares and the Joint Development Agreement, as applicable.

Section 1.2  FuelCell’s Obligations

FuelCell’s guarantee of the Obligations and other matters set forth in Section 1.1 is absolute and unconditional, shall remain in force until Enbridge no longer holds any of the FCE Preferred Shares, and shall not be released or discharged for any reason whatsoever, including without limitation:

(a)	Enbridge's waiver of FuelCell's performance of any of the Obligations, FuelCell's guarantees or FuelCell's default under this Guarantee;

(b)	the extension of time for payment or performance of any of the Obligations;

(c)	any transfer or assignment of this Guarantee granted pursuant to Section 2.2;

(d)	the release or discharge of FuelCell from the performance of any of the Obligations or its guarantees under this Guarantee by operation of law or otherwise;

(e)

the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, or the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, any reorganization or other similar proceeding affecting FuelCell or the disaffirmance of this Guarantee in any such proceeding; and

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(f)

any merger, amalgamation, arrangement, consolidation or other reorganization to which FuelCell or any related entity is a party, or any direct or indirect sale or disposition of FuelCell’s direct or indirect ownership interest in FCE .

Section 1.3  Conditional Registration Rights

FuelCell agrees that in the event it prepares and files with the United States Securities and Exchange Commission a registration statement in connection with its common shares, it will permit Enbridge to include in such registration statement any common shares in the capital of FuelCell which Enbridge then holds or may acquire upon exchange of the Global Preferred Shares or FCE Preferred Shares which are subject to a hold period, subject to the representations, warranties and indemnities typical in such transactions.

Section 1.4  Securities Law Matters

FuelCell represents and warrants to Enbridge that since November 3, 2003 it has been a reporting issuer not on the list of defaulting issuers in the Province of Alberta and covenants that it will make or pay or cause to be made or paid, all necessary filings and payments of fees with applicable securities regulatory authorities in respect of the issuance from treasury and subsequent transfer to Enbridge of the FCE Preferred Shares.

ARTICLE 2
GENERAL

Section 2.1  Headings, etc.

The provision of a Table of Contents, the division of this Guarantee into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Guarantee. Schedule “A” is hereby incorporated into this Guarantee.

Section 2.2  Successors and Assigns.

This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall enure to the benefit of Enbridge and its successors and assigns. All rights of Enbridge shall be assignable and in any action brought by an assignee to enforce any such right, the Guarantor shall not assert against the assignee any claim or defence which the Guarantor now has or hereafter may have against Enbridge.

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Section 2.3  Severability.

If any provision of this Guarantee is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 2.4  Governing Law.

This Guarantee shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Guarantor hereby irrevocably submits to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or in connection with this Guarantee or any of the matters contemplated hereby.

Section 2.5  Currency.

Unless otherwise indicated, all dollar amounts in this Guarantee are expressed in Canadian funds.

IN WITNESS WHEREOF the Guarantor has executed this Guarantee.

FUELCELL ENERGY, INC.

By:

Joseph Mahler Chief Financial Officer